CATALYST FUNDS

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of December 15, 2009, to the Custody Agreement dated as of December 26, 2008 (the “Custody Agreement”), is entered into by and between CATALYST FUNDS, an Ohio business trust (the “Trust”) and U.S. NATIONAL BANK ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the Trust and the Custodian desire to amend the Custody Agreement and add a fund; and

WHEREAS, Article XIV, Section 14.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C, the list of funds, is hereby superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

CATALYST FUNDS By: /s/ David F. Ganley Name: David F. Ganley Title: Senior Vice President	U.S. NATIONAL ASSOCIATION By:/s/ Michael R. McVoy Name: Michael R. McVoy Title: Vice President

AMENDED EXHIBIT C

to the Custody Agreement

Fund Names

Separate Series of Catalyst Funds

Name of Series

Compass EMP Conservative to Moderate Fund

Compass EMP Long-Term Growth Fund

Compass EMP Alternative Investment Fund